EXHIBIT 10.4

Government of Sierra Leone
 Ministry of Mineral Resources and Political Affairs

A Guide to the Mines and Minerals Act

2009

Purpose of this Guide

The Mines and Minerals Act 2009 represents a new era for minerals development in Sierra Leone. Replacing the Act of 1994, it includes major changes to how the sector is to be governed. It is more comprehensive with respect to the issues it addresses; more balanced between the interests of investors and communities; and more rigorous in terms of governance and oversight. Making Sierra Leone a leader in West Africa in terms of mining legislation, it is intended to bring important benefits to the economy, local communities and the country.

The purpose of this Guide is to explain the main provisions in the law, differences from the previous law, rationale behind the changes, and implications for affected stakeholders. Each section of the law is summarised, followed by a presentation of key provisions. The Guide is part of a broad information campaign designed to sensitise stakeholders and citizens in order to ensure the law is effectively implemented and its intended benefits are realised.

Development of the Mines and Minerals Act 2009 is the final step of a multi-year consultation process which began in 2005. This includes three years of effort by the Law Reform Commission which engaged stakeholders throughout the country, and intensive Government input throughout 2009.

For more information about the law, please contact:

Ministry of Mineral Resources and Political Affairs

Permanent Secretary:    Umaru Wurie

Email:                                           uwurie@yahoo.com
Telephone:                                   +232 76 671 200

Mines and Minerals Act 2009: Contents Addressed in this Guide

Part III	Administration
Part IV	Acquisition of Mineral Rights
Part V	Mineral Rights and Surface Rights
Part VI	Registration, Records and Cadastre
Part VII	Surrender, Suspension and Cancellation of Mineral Rights
Part VIII	Reconnaissance Licences
Part IX	Exploration Licences
Part X	Artisanal Mining Licences
Part XI	Small-Scale Mining Licences
Part XII	Large-Scale Mining Licences
Part XIII	Radioactive Minerals
Part XIV	Dredging
Part XV	Protection of the Environment
Part XVI	Community Development
Part XVII	Health and Safety
Part XVIII	Financial
Part XIX	Miscellaneous
Part XX	Regulations
Part XXI	Repeal

Key Objectives of the Law

The Mines and Minerals Act 2009 has four main objectives:

I.	Addresses several issues not previously covered by the law including health and safety, environmental protection and community development.

II.	Tightens rules for administrators and mineral rights holders including application and reporting requirements.

III.	Promotes investment and minerals sector development by ensuring security of tenure and preventing companies from holding land under license for too long without demonstrable activities.

IV.	Rebalances fiscal benefits — including higher royalty rates for precious stones and precious minerals - between companies, communities and government.

How does the law compare with international best practice?

International and regional best practice was a major contributor in to many of the law's provisions. For example, royalty rates were compared with regional and international levels; establishing a maximum allowable area for an exploration license is common, introducing escalating minimum expenditure requirements for exploration licence holders are increasingly being adopted elsewhere; providing holders of exploration licences to explore for all minerals, not just specific ones, is typicalpractice.

The law is consistent with all the main ECOWAS principles and policies governing the mining sector, including the acquisition of mineral rights, respecting the rights of landowners, protection of the environment, financial terms and conditions and company reporting, access to information, state participation in mining operations, respecting the rights of local communities, and providing Government the right to acquire an interest in large-scale mining operations.

Administration

Summary
The Act provides greater detail on the specific duties, responsibilities and conduct of those charged with administering the Act, namely:
• The Minister responsible for mineral resources;
• The Director of Mines;
• The Director of Geological Survey;
•	The Minerals Advisory Board (MAB), which has been given substantial new responsibilities.

Key Provisions
The Director of Mines exercises regulatory administration and supervision over all reconnaissance, exploration and mining operations. This includes ensuring compliance by holders of mineral rights with all provisions of the Act.

The Director of Geological Survey is responsible for geological mapping as well as compiling and disseminating data about the geology and mineral resources of the country.

The Minerals Advisory Board (MAB)

✓	The revised MAB will advise the Minister on issues associated with the sector's development as well as certify that applications and renewals for mineral rights are fully compliant with the law.
✓	The MAB will also advise the Minister on suspending, transferring and cancelling licences.
✓
The MAB will consist of representatives of the Ministry of Mineral Resources, selected other Government Ministries, and two persons with considerable qualifications and experience in the mining industry. It shall meet at least quarterly.

✓	A separate Chairman of the MAB will be appointed. Previously the MAB was chaired by the Director of Mines; the Director will now be the Secretary to the MAB.
✓	The MAB will also have new powers to co-opt persons from localities relevant to an application for a mineral right for deliberation purposes.
✓	The MAB must submit to the Minster an annual report of its activities and operations.

The Minister and other public officers are prohibited from acquiring mineral rights.

The Minister will have the authority to approve an application once it has been certified compliant by the MAB. The Act will also require the Minister to provide reasons for any refusals.

Composition of the Minerals Advisory Board
●	Chairman
●	Director of Mines
●	Director of Geological Survey
●	Commissioner-General of National Revenue Authority
●	Representative of Attorney-General and Minister of Justice
●	Representative of the Ministry responsible for local government
●	Representative of the Ministry responsible for the environment
●	Permanent Secretary, Ministry of Mineral Resources
●	Two persons with considerable qualifications and experience in the mining industry

Acquisition of Mineral Rights

Summary
The Act creates clearer and more logical categories for mineral rights, addressing some of the confusion previously created with prospecting and exploration and exclusive and non-exclusive licences. The Act more clearly defines that applications for mineral rights will be considered on a first come- first serve basis, and based on strict financial and technical criteria. The Act also enables Government to award mineral rights through a public tender process.

Act of 1994	Act of 2009
Non-Exclusive Prospecting	Reconnaissance Licence (non-
Licence	exclusive)
Exclusive Prospecting Licence	Exploration Licence (exclusive)
Exploration Licence	Artisanal Mining Licence
Artisanal Mining Licence	Small-Scale Mining Licence
Mining Lease	Large-Scale Mining Licence

Key Provisions
No person may explore for or mine minerals except as part of a mineral right granted under this law. Any person who violates this provision faces a fine and/or a prison sentence.

No mineral right shall be granted to:

•
an individual (i) under the age of 18; (ii) who is not a citizen of Sierra Leone or who has not been a resident of Sierra Leone for a period of ten years immediately preceding the application; (iii) who is bankrupt; or (iv) has been convicted of fraud;

• a co-operative society which is not legally registered in Sierra Leone;

•
a corporate body which is (i) not registered or incorporated in Sierra Leone; (ii) in liquidation; (iii) being liquidated; (iv) has a shareholder holding at least ten percent of the company or has a director which violates one of the requirements for individuals as listed above.

All applications for mineral rights or renewals of mineral rights shall be submitted to the Mining Cadastre Office.

The decision on an application for a reconnaissance licence, exploration licence, small-scale mining licence or large-scale mining licence shall be made no later than 60 days after submission of the application.

The decision on an application for an artisanal mining licence shall be made no later than 14 days after submission of the application.

The Minister may designate specific areas as areas for either artisanal mining or small-scale mining activity.

Mineral Rights and Surface Rights

Summary
The Act more clearly defines the relationship between land owners/occupiers and holders of mineral rights.

Key Provisions

The Act restricts the ability of a mineral right holder to exercise their rights on:

   • land dedicated for other public purposes (e.g. cemetery, parks, roads etc.) unless written consent is given by the responsible authority over such land;

•	land reserved for a railway, highway or waterway within 50 metres unless written consent is given by the responsible authority;

•	land within 200 metres of the boundaries of any township unless written consent is given by the relevant local authority.

Written Consent from Landowners/Occupiers

To exercise mineral rights, the holder of a mineral right must obtain written consent from the Landowner or Occupier for:

✓ Land dedicated as a place of burial or which is a place of religious or cultural significance;
✓     Land on or within 200 metres of any inhabited, occupied or temporarily unoccupied dwelling;
✓ Land within 50 metres of land which has been cleared or ploughedfor agriculture including the growing of crops;
✓ Land which is the site of or is within 100 metres of any cattle dip, tank, dam, or other body of water.

The Minister may judge that consent is being unreasonably withheld and allow the holder of a mineral right to exercise those rights.

The Act makes provisions for rights to graze stock and cultivate land as long as this activity does not interfere with the use of the area for reconnaissance, exploration or mining operations.

No holder of a mineral right shall create unprotected pits, hazardous waste dumps or other hazards that may endanger the stock, crops or other activity of the land owner or occupier.

As in the past, the Act requires mining companies to enter into surface lease arrangements with the Government or landowners. If agreement cannot be reached between the parties, the Minister may determine the agreement upon the advice of the Minerals Advisory Board.

Compensation
The Act provides for payment offair and reasonable compensation for disturbances foreseen by operations and damage done to the surface of the land. If the holder of a mineral right fails to pay compensation when demanded, or if the owner/occupier of the land is dissatisfied with any compensation offered, such compensation may be determined by the Minister on the advice of the Minerals Advisory Board.

The Act introduces an explicit sub-section on the right to resettlement for affected parties by clarifying the rights and responsibilities of communities and mining companies.

Resettlement

✓
 The Minister shall ensure that all owners or lawful occupiers are resettled on suitable alternate land should they prefer to be compensated by way of resettlement as a result of being displaced by a mining operation.

✓	The circumstances of those being resettled must be at least equal to their circumstances before resettlement.
 ✓      The resettlement must be carried out according to relevant planning laws.
   ✓       The cost of resettlement must be paid by the holder of the mineral right.

Registration, Records and Cadastre

Summary
The Act substantially strengthens provisions associated with the registration of mineral rights. It legitimises the role of a Mining Cadastre Office and stipulates the procedures associated with registering an application and a licence. The new provisions provide clearer guidance on the management of records, clarifying what information is to be held in confidence and what shall be available to the public.

Key Provisions
The Mining Cadastre Office will maintain:
• the register of mineral rights;
• the register of mineral rights applications;
• the cadastral survey map of mineral rights and mineral rights applications.

The Cadastral Survey Map shall have marked on it:
• All lands for which licences granting mineral rights are in force;
• All lands for which licence applications for mineral rights are pending;
• All lands closed to mining operations.

The public may access the following information at the Mining Cadastre Office

✓  Register of mineral rights
✓  Register of mineral rights applications
✓Cadastral survey map of mineral rights and applications
✓ Non-confidential agreements and reports submitted by past or present holders of mineral rights

Confidential information submitted by a holder of a mineral right shall become non-confidential 90 days after the expiry of the mineral right.

Surrender, Suspension and Cancellation of Mineral Rights

Summary
The Act specifies the processes and conditions under which a mineral right can be suspended and/or cancelled. New provisions have been included explicitly requiring companies to submit reports, meet minimum expenditure requirements, comply with community development obligations and not employ child labour; this is in addition to previous provisions associated with health and safety, protection of the environment and qualifications of mineral rights holders.

The Act introduces the authority to temporarily suspend an operation under certain conditions and provides greater detail on the issuance of notices and the provision of documentation from a mineral right holder.

As with the existing law, the Act also provides clarity on the treatment of assets at termination of a mineral right.

Key Provisions
The holder of a mineral right may surrender the area covered by the mineral right by providing the Minister not less than 90 days notice. In such a case the Minister shall issue a certificate of surrender.

The Director of Mines may in writing order reconnaissance, exploration or mining operations to be temporarily suspended until such arrangements are made that are considered necessary to prevent danger to life, property or the environment, or to comply with the law. The Minister shall confirm a temporary suspension order.

The Minister may suspend or cancel a mineral right if the mineral right holder:
●	Fails to make any required payments
●	Fails to meet any minimum annual programme of work or required work expenditure
●	Grossly violates health and safety regulations or causes environmental harm
●	Employs child labourers
●	Fails to submit required reports
●	Violates any provision of this Bill
●	Dies and his heir or successor is not qualified to hold a mineral right
●	Becomes bankrupt or of unsound mind
●	Knowingly makes andfalse statement to the Minister
●	Fails to substantially comply with the terms of the community development agreement

Before suspending or cancelling the mineral right, the Minister shall provide the opportunity for the holder to remedy the breach in not less than 30 days.

The Director of Mines shall exercise the same powers for artisanal mining licences but for this need not consult the Minerals Advisory Board.

Where the holder of a mineral right intends to cease operations, he shall furnish to the Director a full register of assets showing which assets he intends to remove and which assets he intends to leave in the area. Upon ending of operations by the holder of a mineral right, the area so covered shall revert to the owner.

Upon termination of a mineral right the holder shall deliver to the Director of Mines all records and reports, plans or maps of the area, and a final report.

Reconnaissance Licences

Summary
The Act provides for the creation of a Reconnaissance Licence which will effectively replace the current prospecting licence category. The objective of this new and short non-exclusive licence is to provide potential investors an opportunity to identify specific areas for more extensive exploration. It provides a logical entry point for companies while not locking up large areas to individual companies.

As with all applications covered within the law, the Act provides clearer guidelines on what needs to be included in an application, the necessary prerequisites for a licence to be approved and the process associated with disposing of an application and issuing a licence.

Key Provisions
An application for a reconnaissance licence shall be submitted to the Mining Cadastre Office and may be granted or rejected by the Minister.

The application for a reconnaissance licence shall include:

✓ Name, place of incorporation, information about directors and certain shareholders S  Company profile and history of reconnaissance and exploration operations in Sierra Leone and elsewhere
✓A plan for the reconnaissance licence area S A description of the contiguous blocks S  Technical and financial resources available
✓Proposed programme of reconnaissance operations including details of the equipment to be used S Details of any mineral rights held in Sierra Leone
✓Details of any significant adverse effects which the carrying out of the programme of reconnaissance operations would have on the environment and the estimated cost of addressing such adverse effects
✓ Details about the employment of Sierra Leone citizens

An applicant may appeal to the court against a decision by the Minister not to grant a reconnaissance licence.

Reconnaissance Licence: Key Features

ü	All reconnaissance licences will be non-exclusive and validfor 1 year, with only the possibility of a further 1year renewal

✓ Limited in size to 10,000sq km, not transferrable

ü
While the initial one year licence non-exclusive license can be issued quickly by the Minister (based on meeting a strict set of conditions) any applications for a further 1 year renewal will need to be certified by the Minerals Advisory Board.

The holder of a reconnaissance licence may, with specific permission and under strict conditions:
• Enter on or fly over the area;
• Take and remove specimens and samples;
• Sell mineral specimens and samples;
• Take timber or water from any lake or watercourse;
• Erect camps and temporary buildings.

All reconnaissance licence holders shall:

✓ Begin operations within 90 days of the date of issue of the licence
✓Not engage in drilling, excavation, or other subsurface exploration techniques
✓ Be subject to all taxes, royalty and otherfees relating to a sale of minerals
✓ Compensate users of landfor damage to land and property
✓	Maintain and restore from any damage the land to a safe state and in compliance with environmental laws
✓ Within 60 days of the licence's expiration remove camps, temporary buildings or machinery and repair any damage to the surface of the ground
✓ Expend on reconnaissance operations according to the programme of reconnaissance operations
✓ Submit a confidential annual report to the Director of Mines
✓Provide the full results of any airborne geophysical survey
✓ Employ and train Sierra Leoneans

Exploration Licences

Summary
The draft Act proposes substantial changes to the exploration licence category. The cadastre and licensed areas are changed to a square block system, making it easier to map areas and calculate fees.

Key Provisions
An application for an exploration licence shall be submitted to the Mining Cadastre Office which will forward the application to the Minerals Advisory Board which certifies that each company has complied with the requisite conditions of the licence. The application shall be granted or refused by the Minister. If the application is refused, the Minister shall provide reasons for the refusal.

The application for an exploration licence shall include:

üName, place of incorporation, information about directors and certain shareholders
ü Company profile and history of exploration operations in Sierra Leone and elsewhere
ü A plan for the exploration licence area S A description of the contiguous blocks
ü Technical and financial resources available
üProposed programme of exploration operations including details of the equipment to be used
ü Details of any mineral rights held in Sierra Leone
ü Details of any significant adverse effects which the carrying out of the programme of reconnaissance operations would have on the environment and the estimated cost of addressing such adverse effects
ü Details about the employment of Sierra Leone citizens

An applicant may appeal to the court against a decision by the Minister not to grant an exploration licence.

Exploration Licence: Key Features

ü An exploration licence shall not exceed 250 sq km for an individual licensed area.

ü
 Companies may apply for an initial 4 year licence, after which companies will be required to relinquish down to 125sq km of the area under licence (a special provision allows an exception, but will lead to an escalation in licence fee) and apply for a 3 year renewal period; this can be further renewed once more for 2 years.
ü
Companies will be able to retain an exclusive exploration licence for a maximum of 9 years (over three licensed periods), reduced from 11 years previously (over six licensed periods — combining prospecting and exploration).

ü	The Bill introduces an escalating minimum expenditure requirement for exploration licence holders.

The holder of an exploration licence may, with specific permission and under strict conditions:
• Explore for all minerals on the area;
• Drill boreholes and make necessary excavations;
• Take and remove specimens and samples;
• Take timber or water from any lake or watercourse;
• Erect camps and temporary buildings.

Holders of exploration licences shall...

üBegin operations within 90 days of the date of issue of the licence
üCarry out exploration according to the approved exploration programme and comply with the annual programme of expenditures
ü Not remove any mineral from the area except to be analysed, valued or tested S Be subject to all taxes, royalty and other fees relating to a sale of minerals S Inform landowners and users of land about exploration operations üCompensate users of landfor damage to land and property
ü Maintain and restore from any damage the land to a safe state and in compliance with environmental laws
ü Notify the Minister of any discovery within 30 days
ü Backfill or otherwise make safe any boreholes or excavations
üS  Within 60 days of the licence's expiration remove camps, temporary buildings or machinery and repair any damage to the surface of the ground S Submit a confidential semi-annual annual report to the Director of Mines and Director of Geological Survey
üProvide the full results of any airborne geophysical survey S Employ and train Sierra Leoneans

Exploration licences shall give the holder the right to explore for all minerals, w hich is different from the previous regime where licences were issued for specific minerals.

Artisanal Mining Licences

Summary
The Act makes a number of small changes to artisanal mining licence provisions. It further strengthens the obligations of miners to rehabilitate mined out areas, maintain records, submit reports, and respect worker rights.
Ultimately, the improvements to managing the artisanal mining sector will come through regulations, where far greater detail will be provided. Within these regulations there will be explicit reference to the supporter-miner relationship and tools will be put in place to clarify the relationship and better protect each party's interests. While most of the nation's artisanal mining has been focused on alluvial diamonds, the law and associated regulations have been drafted in the context of other minerals being exploited.

Key Provisions
Only individuals, partnerships, co-operative societies and incorporated companies comprising of Sierra Leonean citizens will be eligible for artisanal mining licences which are issued by the Director of Mines.

The application for an artisanal mining licence shall include:
✓	details on the experience and capital available to the applicant (declaring any supporter/finance relationship);
✓	a plan of the area;
✓	documentary evidence that consent to use the landfor mining purposes has been given by the Chiefdom Mining Allocation Committee or the rightful owners/occupiers of the land;
✓	details of the proposed mining operations, including potential effect on the environment or other risk — including proposals to mitigate them;
✓	details over the marketing arrangements for the produced minerals.

The holder of an artisanal mining licence shall have the exclusive right to carry on exploration and mining operations in the licensed area. The holder of an artisanal mining licence may enter the licensed area and remove mineral from the area.

Artisanal Mining Licence: Key Features

✓	Artisanal mining licences will be issued for half hectare plots (harmonizing the use of metric)

✓	Artisanal mining licences will be validfor one year, and renewable up to three times each not exceeding a period of one year.

✓  The depth of an artisanal mine is limited to 10 meters.

✓ Artisanal mining licences are not transferable.

Holders of artisanal mining licences shall...
✓  Carry out exploration or mining operations in good faith
ü Provide relevant information to the Director of Mines
üPromptly carry out directives to ensure safety or good mining practices
üIf not personally supervising exploration or mining operations, employ a Mines Manager as approved by the Director of Mines for this purpose
ü Employ not more than 50 labourers per licence
ü Sell the minerals obtained as prescribed S  Carry out rehabilitation and reclamation of mined out areas
ü Keep accurate records of winnings
ü Submit all relevant reports

The Director may revoke an artisanal mining licence if the holder is not a Sierra Leonean citizen or no mining operations have begun within a period of 180 days from the date of registration or licence renewal.

Small-Scale Mining Licences

Summary
Although there are mineral deposits that would be more effectively exploited through mechanised methods at a scale larger than artisanal mining, these would clearly not justify all of the investment required to develop a large 25 year mine. By creating a middle category of small-scale mining licences, the Government will be better able to match obligations with scale of operations.

Regarding the potential conflict between artisanal and small-scale mining, it must be noted that not all small-scale mines operate in alluvial diamond fields (where most of the tension arises); some operate quarries servicing road construction and building material, and others operate small scale gold mines. However, any potential for conflict in the mineral sector should be taken seriously and the Act empowers the Minister to declare specific areas for exclusive use by artisanal miners.

Similarly, the Minister can declare other areas for exclusive use by small-scale miners. In order for this provision to be effective it will be important for the Government to consult with stakeholders and assess deposits to best balance the interests of the communities with accelerated mineral production.

Under the Act the applicant will be required to produce an Environmental Impact Assessment and Management Plan, and hold an Environment Licence.

Key Provisions
All small scale mining licence applications must first be submitted to the Mining Cadastre Office, then certified legally compliant by the Minerals Advisory Board, and then given to the Minister for approval.

Small-scale licence holders will be required to provide the Government with some form of financial assurance against its environmental obligations.

An application for a small-scale mining shall include:
üPlan of the area
üEvidence that consent to use the land has been given by the Chiefdom Mining Allocation Committee or the rightful landowners or occupiers
ü Identification of the minerals for which the licence is sought
üA technological report on mining and treatment possibilities
üProposedprogramme of mining operations, including the likely effects on the environment and on the local population and the proposals for mitigation and compensation measures
üAn environmental impact assessment licence
üA detailed forecast of capital investment, operating costs and revenues, and the anticipated type and source of financing

üA report on the goods and services required for the mining operations which can be obtained within Sierra Leone

ü Proposals for the employment and training of citizens of Sierra Leone
ü Proposals for insurance cover including health and life insurance cover for employees
üExpected infrastructure requirements
ü Proposed marketing arrangements for the sale of the mineral production S Details of any mineral rights held in Sierra Leone

No small-scale mining licence shall be granted to an applicant for an area designated for artisanal mining operations.

Small-Scale Mining Licence: Key Features

üLicences are issuedfor three year periods, renewable upon application. The relative short period provides more opportunities for the Minerals Advisory Board to review performance and compliance.

ü A requirementfor licence holder (companies, partnerships or cooperatives) to be 25% owned by Sierra Leonean citizens.

• Issued over a maximum area of 1 sq km (down from 5 sq km previously used).

•	May excavate up to 20 meters below the surface and prohibitedfrom tunnelling, driving adits or other underground openings.

The Minister may revoke a small-scale mining licence if citizens of Sierra Leone hold less than 25% of the shares of the holder, or no mining operations have begun within a period of 180 days from the date of registration or licence renewal.

All holders of small-scale mining licences shall...

ü  Carry out exploration or mining operations in good faith
ü Provide relevant information to the Director of Mines
üPromptly carry out directives to ensure safety or good mining practices
ü If not personally supervising exploration or mining operations, employ a Mines Manager as approved by the Director of Mines for this purpose
ü Notify the appropriate local government authority of the intention to begin or cease exploration
üSubstantially comply with any community development agreement
üSell the minerals obtained as prescribed
üCarry out rehabilitation and reclamation of mined out areas
üKeep accurate records of winnings
üSubmit all relevant reports

Large-Scale Mining Licences

Summary
The application for a large-scale mining licence now requires far more information than previously.

The Act establishes the mine plan, community agreement, employment and training programme, environmental management plan, and procurement proposal as binding obligations on a large scale mining licence holder — thus forming the terms and conditions of the licence. The Act also goes further to define additional rights and obligation of licence holders, the process through which to renew a licence, the authority of the Director to address wasteful and harmful practises, the process and conditions associated with terminating, suspending or reducing operations, and transferring of a large scale mining licence.

Key Provisions
All large-scale mining licence applications must be submitted to the Mining Cadastre Office, then considered and certified legally compliant by the Minerals Advisory Board, and then given to the Minister for approval.

An application for a large-scale mining shall include:

ü Information about the company, its directors and shareholders
üCompany profile and history of exploration operations in Sierra Leone and elsewhere
üPlan of the area
üIdentification of the minerals for which the licence is sought S Details of the mineral deposits in the area S  Technological report on mining and treatment possibilities
üProposed programme of mining operations, including:
o   Estimated date by which the applicant intends to work for profit
o   Estimated capacity of production and scale of operations
o   Estimated overall recovery of ore and mineral products
o   Nature of the products
    o   Proposals for the progressive reclamation and rehabilitation of land disturbed by mining
    o   Effects of the mining operations on the environment and on the local population and the proposals for mitigation, compensation and resettlement measures
ü A detailedforecast of capital investment, operating costs and revenues, and the anticipated type and source of financing
üIdentification of interested and affected parties including land owners and occupiers of the area
ü Details of consultation with interested and affected parties
ü A report on the goods and services required for the mining operations which can be obtained within Sierra Leone

ü Proposals for the employment and training of citizens of Sierra Leone
ü Proposals for insurance cover including health and life insurance coverfor employees
ü Expected infrastructure requirements
üProposed marketing arrangements for the sale of the mineral production
ü Details of any mineral rights held in Sierra Leone
ü Environmental impact assessment licence

Any person impacted by the decision may appeal the Minister's decision in court if they so wish.

Subject to Minister approval, the holder of a large-scale mining licence may make amendments to:
• the programme of mining operations;
• the environment management programme;
• the programme of employment and training of Sierra Leone citizens.

Large-Scale Mining Licence: Key Features

üInitial maximum 25 year licence, option to renew in 15 year periods.
üMaximum area of250 sq km per licence (an upper limit is new.
üRequirement to complete an Environmental Impact Assessment and acquire an Environment Licence.
üRequirement to enter into a binding Community Development Agreement with affected communities.
üRequirement to develop a programme for employing and training citizens of Sierra Leone
üLicences are issuedfor three year periods, renewable upon application. The relative short period

All holders of large-scale mining licences shall.

üDevelop and mine the mineral deposits according to the approved programme of mining operations and the environmental management programme
üCommence mine development within 180 days of registration of the licence
üProperly demarcate the large-scale mining licence area
üMaintain complete and accurate technical and financial records
üNotify the Minister as soon as the holder begins work forprofit
üSubstantially comply with any community development agreement
üCease the carrying out of wasteful mining and treatment practices if requested
üNotify the Minister:
o   one year in advance if it proposed to permanently terminate production
o   6 months in advance if it proposes to temporarily suspend production
o   3 months in advance if it proposes to reduce the level of production

Comparison of Mining Licence Categories

	Artisanal Mining	Small-Scale Mining	Large Scal Mining
Application
 Apply to director of Mines, or delegated official in the region

Approval based on complying with clear requirements

Only Sierra Leioncean citizens can  hold licence (individuals, partnerships, cooperatives, or body corporates)

Must specify mining method

Environment Management Plan

Proof of financial and technical capacity

 Must specify mining method, environmental impact, forecast investment procurement, infrastructure requirements

Application certified as legally compliant by MAB and approved by Minister

Applicant must acquire environmental licence 9requireing EIA and EMP)

Companies, partnerships, and cooperatives must have 25% Sierra Leioncean ownership

 Must define resource, perepare full financial plan, specify mining method, environmental impact, forecast, investment procurement, infrastructure requirements

Application cerified as legally compliant by MAB and aproved by Minister

Applicant must acquire environmental licence (requiring EIA and EMP)

Locally incorporated companies (no restriction on nationality of owners)

Maximum Area	1/2 hectares (5,000sqm)	100 hectares (1 sq km)	250 sq km
Duration	1 year, renewable 3 times	3 years, renewable for 3 year periods	25 years, renewable for 15 year periods
Operation	Open pit, up to 10 meters deep	up to 20 meters deep, no underground operations	Any safe and responsible mining method
Obligations	Geneeral duty to protect environment, and workers health and safety Rehabilitation fee	Must compy with conditions of environmental licence Must provide financial assurance for environmental compliance May be rquired to enter into Community Development Agreement	Must comply with conditions of environmental licence Must provide financial assurance for environmental compliance Required to enter into Community Development Agreements with affected communities

Radioactive Minerals

Summary
The objective of this section is to more closely control any readioactive minerals discovered or exploited in the country.

Key Provisions
The Act requires mineral rights holders notify the Minister upon discovery of any radioactive minerals.

Mineral rights holders must apply for, and acquire, separate permits for the exploitation and export of radioactive minerals - contravening these provisions will be considered an offence.

The Act also empowers the police to search premises and seize radioactive minerals without warrant.

Fines and Penalties
Those who violate any provisions concerning radioactive minerals shall be fined not less than $100,000 USD in the case of companies, and $20,000 USD in the case of individuals who also face prison sentences of up to ten years.

Dredging of Minerals Summary
Mineral right holders will require additional approval to dredge any river, stream, watercourse, pond, lake or continental shelf for minerals. The objective of this additional permission is to allow Government to more closely assess the mining method and its potential environmental impact. A dredging permit places more specific conditions on operating than normally provided for within the general provisions associated with the protection of the environment.

Key Provisions

As part of an application for a licence, the applicant shall indicate:

•	whether its exploration or mining operations will entail dredging and if so, whether the type of dredging will include flooding;

• the types of machines or equipment to be used in dredging;

• whether dredging is the only economically viable process of exploration.

The application for a dredging permit shall. .

ü    State the consequences of dredging including the destruction of monuments,sacred places and burial grounds;
ü Be accompanied by a performance bond as security for rehabilitation of mined out areas

Protection of the Environment

Summary
The provisions dealing with protection of the environment have been substantially expanded.

Key Provisions
The Act requires all small-scale and large-scale mining licence holders to acquire environmental impact assessment licences, in accordance with the Environmental Protection Act 2000.

The Environmental Impact Assessment must include the following information...

• Detailed description of the environment supported by relevant measurements

•	Detailed description of the project including all phases of development, operations, reclamation and closure, and including:
o   Detailed resource requirements and emissions
o   Identification of the likely major environmental impacts
o   Review of residual and immitigable environmental impacts
o   Broad and detailed objectives regarding each environmental impact and means
for achieving them o   Predicted effect of each environmental mitigation activity o   Budget and timetables for implementation
o   Identification of likely major social impacts and mitigation measures for each o   Methodologies to be used for monitoring potential negative impacts and the
source of funding for monitoring o   An environmental management programme

An applicant for a mining licence that is required to submit an environmental impact assessment must consult the public to introduce the project and verify possible impacts.

A mining licence holder that is required to submit an environmental management programme submit an annual environmental report to the Director of Mines and on this basis the Director may suspend the licence if it is decided that the programme is not succeeding.

Any water diversion must be approved as part of an environmental management programme.

All small-scale and large-scale licence holders must provide financial assurance for the performance against any obligations originating from an environmental impact assessment and management plan.

Eligible Forms of Financial Assurance

• Surety bond
• Trust fund with pay-in period
• Insurance policy
• Cash deposit
• Annuities

To strengthen the Government's ability to manage environmental issues associated with mining, the Act empowers the Minister to make specific rehabilitation activities a condition of a mineral right.

If the company does not comply and the Government has to undertake work to remedy, the amount expended will be considered a debt to the Government and recoverable in court.

Artisanal mining licence holders are expected to submit a simple environmental management plan detailing expected impacts and plans for mitigation and management of impacts.

Community Development Summary
The Community Development Part of the Act is completely new. The Act creates an obligation on large-scale mining licence holders to promote community development and establishes the framework through which companies and communities enter into formal agreements.

Key Provisions
The Act establishes the conditions under which a Community Development Agreement will be required, as follows:

When is a Community Development Agreement required?

The following criteria are used to determine when a Community Development Agreement is required.

1.     Mine throughput:
o In the case of extraction of minerals from alluvial deposits: where annual throughput is greater than 1,000,000 cubic metres per year;
o In the case of underground mining operations, where annual combined run-of-mine ore and waste production is greater than 100,000 tonnes per year;
o In the case of open-cast mining operations extracting minerals from primarily non-alluvial deposits, where annual combined run-of-mine ore,  rock, waste and overburden production is greater than 250,000 tonnes per year.

    2.     Employment — where the licence holder employs or contracts more than 100 employees or workers on a typical day.

The primary host community is the single community of persons mutually agreed by the holder of the small-scale or large-scale mining licence and the local council. However, if there is no community of persons residing within thirty kilometres of any boundary defining the mining licence area, the primary host community shall be the local council.

While a Community Development Agreement is formed between the mining company and community, the Minister is required to approve the plan.

The Act establishes a minimum expenditure requirement for the holder of the mineral right of 0.1% of gross annual revenue for the implementation of the agreement.

A Community Development Agreement must include
• The person, persons or entity who represents the community
• Objectives of the community development agreement

• Obligations of licence holder which include:
o defining the social and economic contributions that the project will make to the sustainability of the community;
o assistance in creating self-sustaining, income generating activities — including local procurement for the mine;
o consultation and the development of a mine closure plan that prepares community for the eventual closure of the mine;

• Obligations of the host community with regard to the licence holder

•	The means by which the agreement will be reviewed by both parties every five years and that modification must be mutually agreed upon

•	Define the consultation and monitoring framework by which the community can participate in the planning, implementation, management and monitoring of activities undertaken through the agreement

•	Statement defining the process through which disputes will be resolved (including the involvement of the local authority and the Minister).

In terms of projects to be undertaken through the agreement, the following projects should be considered:

•	Educational scholarship, apprenticeship, technical training and employment opportunities for the community;

•	Financial and other forms of contributions towards infrastructural development and maintenance involving education, health, roads, water, power and other community services;

•	Assistance towards the creation and development of small and micro sized enterprises;

• Agricultural product marketing;

•	Methods and procedures of environment and socio-economic management and local governance enhancement.

All agreements entered into by large-scale mining licence holders and communities shall be approved by the Minister and the Act empowers the Minister to make determinations where parties cannot come to agreement.

The Community Development Agreement will form part of a licence holder's obligations and does not in any way replace other plans or agreements associated with resettlement or community compensation obligations.

Health and Safety

Summary
The Act introduces a full Part on health and safety. Key Provisions
The duties of both holders of mineral rights and workers are clearly spelled out.

Health & Safety: Duties of Mineral Rights Holders

üS Provide and promote conditions for safe operation and a healthy working environment
üInitiate measures necessary to secure, maintain and enhance health and safety;
üEnsure the mine is operated and maintained in such a way that workers can perform their work without endangering the health and safety of themselves or others
üEnsure that persons who are not employees but who may be directly affected by activities at the mine are not exposed to any health and safety hazards
üEnsure that all persons working at the mine have the necessary skills and resources to undertake their work safely
üS  Take all reasonable steps to continuously prevent injury or loss of life when the mine is not being worked
üEstablish a policy for the compensation of injured workers.

Health and Safety: Duties of Workers

üComply with all measures and procedures established by the mineral right holder to ensure health and safety at the mine.
üS  Take reasonable care to protect their own health and safety and that of other persons.
üTake proper care of all health and safety facilities and equipment.
üS Report promptly any situation which he believes could present a risk to health and safety.

Any worker shall have the right to leave the mine if he believes that circumstances pose a serious danger to their own health and safety.

No person can discriminate against (dismiss, prejudice or disadvantage)an employee if they are exercising their rights under the Act or under a collective agreement, or for refusing to do anything they are entitled to refuse under the Act or a collective agreement.

The holder of a mineral right must report any accident that results in the loss of life or serious injury (serious injury-defined as incapacitated from doing usual job for fourteen days). Failure to do so will be considered an offence.

The Act obligates the Minister to make regulations for securing, as far as possible, the health and safety of employees involved in any operation associated with a mineral right.

Financial

Summary
In terms of financial provisions, the objective of the Act is to create a balanced, clear and level playing field for all those involved in the development of mineral deposits.

All individuals and companies in Sierra Leone are subject to the Income Tax Act 2000 and its amendments. Within the Income Tax Act there is a specific schedule dealing with the treatment of mining companies. The Act has been drafted with the recognition of the Income Tax Act and where possible defers most tax issues to the Income Tax Act. For example, royalty payments are considered an operating cost of the mineral right holder and can be deducted as an operating expense in calculating net income.

To promote transparency in the minerals sector, the Act has a section dedicated to reporting, disclosure, disseminations of information related to revenues and payments by both mineral right holders and Government. The Act goes quite far to make this an obligation of the licence and contravening this provision will be considered a prosecutable office.

However, there are a series of financial issues that are addressed directly by the Mines and Minerals Act.

Key Provisions
Defining royalties for minerals (precious stones, precious minerals and all other minerals). These are to be calculated based on market value (rather than ex-mine price).

New Royalty Rates

ü Special Stone 15°% (new category for those precious stones that are valued at more than $500,000)

üPrecious stones 65°%
üPrecious metals 5°%
üAll other minerals 3°%

Exemption from royalties may be given for samples exported for testing and analysis.

The Act empowers the Minister to charge an annual amount for a mineral right, details of which will be provided in regulations.

Large-scale mining licence holders are required to submit, to the Commissioner-General of the National Revenue Authority, certified copies of all sales, management, commercial and other financial agreement in excess of $50,000.

All transactions between companies are to be based on or equivalent to arms length prices and in accordance to accepted international business practices.

The chargeable income for any year of a holder of a large-scale mining licence is to be calculated separately for each large-scale mining licence.

The Minister may secure financial guarantees from a mineral right holder for their compliance with the Act.

All royalties, import duties, annual charges or other fees are considered as debt to the Government and are recoverable in a court of competent jurisdiction.

The Minister may order a person to provide information, or answer questions in person, associated with the minerals obtained or value of minerals obtained. Non-compliance will be considered an offence.

Transparency: Disclosure of Revenues and Payments The Minister shall:
•	develop a framework for transparency in the reporting and disclosure of revenue due to or paid to Government

•	request, from any person engaged in the extractive industry, an accurate record of the cost of production and volume of sale of minerals extracted

•	request, from any person engaged in the extractive industry, an accurate account of money paid by and received from such person at any period

•	ensure that all payments due to the Government from a person engaged in the extractive industry, including taxes, royalties, dividends, bonuses, penalties, and levies, are made

•	disseminate information concerning the revenue of the Governmentfrom the extractive industry at least annually.

A person engaged in the extractive industry must submit quarterly to the Minister:

•	a general report on his activities and revenue payments made to Government; and

•
a report on payments made to landowners, occupiers, Paramount Chiefs, or Chiefdom Committees, including surface rents, development project contributions, material contributions towards vehicles, buildings or other civil works.

The Act does not provide a Customs Duty exemption on mineral rights holders. The importation of equipment will be in accordance with provisions of the Customs Duty Act — which already provides for a substantially reduced rate for equipment utilised for exploration and mining companies.

Government is given an option to acquire an interest in large-scale mining operations on such terms that will be mutually agreed between the Government and the licence holder.

Miscellaneous

Summary
The miscellaneous section of the Act covers a range of issues associated with the governance of the minerals sector as follows.

Holders of mineral rights shall give preference to Sierra Leonean products, services and companies.

Companies shall give employment preference to Sierra Leonean citizens; holders of small and large scale mining licences must undertake a scheme of training to ensure the advancement of Sierra Leoneans in skilled, technical, supervisory, administrative and managerial positions Small- and large-scale mining licence holders are also required to submit annual reports on employment and training, failure to do so shall be considered material breach of licence.

Mineral samples cannot be removed from the country without the written consent of the Minister. Failure to do so will be considered an offence.

Finders of precious minerals must deliver the find to the holder of the mineral right or the Director of Mines; failure to do so will be considered an offence.

A person in unlawful possession of precious minerals or who carries out smuggling of precious minerals is guilty of a criminal offence.

Unlawful Possession and Smuggling

The penalty for unlawful possession of a precious mineral is a minimum of 3 years in prison.

The penalty for smuggling of a precious mineral is a minimum of 5 years in prison.

Offences

Misrepresentation of a mineral deposit — fine of not less than $4,000 or a prison term of up to 2 years.

Interfering with the delineation of a mineral right — fine of not less than $2,000 USD or a prison term of up to 12 months, or both

Holder of large-scale mining licence who fails to notify the Director of any further deposits — fine of not less than

$10,000 USD.

Any person who interferes with other mineral right holders' activities — fine of not less than $4,000 USD or a prison term up to 12 months, or both.

Any holder of a mineral right who uses child labour — a fine of not less than $8,000 USD or a prison term of up to 24 months, or both.

False entry into the Mining Cadastre — fine of not less than $2,000 USD or prison term of up to 6 months, or both.

Failure to deliver documents within 14 days of being called upon to do so — fine of not less than $2,000 USD or prison term of up to 6 months, or both.

General penalty — fine of not less than $2,000 USD or prison term of up to 12 months, or both.

The holder of a mineral right shall be liable for an offence committed by an employee unless it can be proven that the offence was committed without his knowledge or consent.

The Act also defines the Court as the avenue through which a Minister's decision can be reviewed.

Regulations

Summary
The Act empowers the Minister to make regulations for the conservation and development of mines and minerals and for the purpose of giving effect to the provisions of the Act.

Regulations may address any aspect contained in the law including the following:

ü    Shape and size of blocks or areas over which mineral rights may be granted
ü     The mining cadastre
ü    The manner in which areas and boundaries shall be marked and surveyed
ü     The renewal, transfer, assignment and surrender of mineral rights
ü     The form and required contents of applications, mineral rights and reports
ü    The nature of the accounts, books and plans to be kept by holders of mineral rights
ü    The valuation, sampling, weighing and testing of minerals
ü    The method of calculating the amount of royalties and the manner and time of payment
ü    The fees to be paid
ü    The examination of mines by authorised officers
ü	The working of reconnaissance licence areas, exploration licence areas, mining areas and mines
ü     The avoidance of wasteful mining practices
ü    The penalties for offences against the regulations

The Minister shall, in consultation with the Chairman of the Environmental Protection Agency, make regulations restricting or prohibiting exploration or mining operations for environmental reasons.

Repeal

The Mines and Minerals Act 1994 is hereby repealed.

Any mineral right or permit granted under prior laws or amendments shall continue to be valid until its expiry by passage of time.

A holder of a mineral right granted prior to this Act may apply for a mineral right covering the same area on a priority basis.